Exhibit 10.10

DEFINITIVE PURCHASE AGREEMENT

I.

Acquiring Entity

Sitestar Corporation (the “Buyer” “Sitestar”) incorporated in the State of Nevada, will purchase certain assets of (the “Purchase” or the “Transaction”) Exchange Computers/ExisNet, Inc. (“Seller,” or the “Company”) incorporated in the State of Virginia; its assets currently owned by Richard Stephen Haynes and Catherine Geer Haynes (the “Owners”).

II.

Structure and Consideration

Buyer will acquire the assets of the Company, including (but not limited to): all customers, accounts receivable, software, hard assets and intellectual property (trademarks, brands, trade names, customer lists, Web content, etc).

III.

Company Representations and Warranties

a.

The Company provides multiple services to a broad residential and corporate customer base. Service offerings including dial-up, ISDN and T1 Internet access, server rental, consulting and network installations and service.

b.

For calendar year 2003, the Company generated approximately $390,000.00 in gross internet revenue.

c.

The Company has approximately 1,700 Internet dial-up access subscribers.  The average subscriber rate for all Internet accounts (business and residential) is $17.50 per month.

d.

The Company’s unearned income (a.k.a. deferred revenue) at closing does not exceed $53,000.00 or any overage shall be deducted from the Purchase Consideration.

e.

The Company’s hard assets (not including company vehicle, portable diesel generator and notepbook computer) have a current fair market value of $______.00.

f.

The Company is in good standing with its creditors, employees and suppliers and is not currently party to any pending legal action.

IV.

Purchase Consideration

Purchase consideration is based on the Company’s aggregate revenue and number of subscribers, select asset base and general financial performance reflecting the representations of the Company. Should the actual value differ from the values represented by the Company, the Purchase Price will be adjusted accordingly. Assets of the Company include selected balance sheet items including other assets and intellectual property utilized in the operation of the business. A definitive list of assets shall be compiled and agreed upon by Buyer and Seller. All additional terms and conditions of the purchase consideration will be addressed in the definitive agreement.

V.

Payment Structure

This Transaction will include the following components:

a.

Seller shall receive a total of $150,000.00.  This is to be paid in one $30,000.00 payment at closing and twelve equal monthly installments of $10,000.00, payable on the 22nd of each subsequent month.

b.

Notwithstanding the assumption of KMC contract, Yellow Pages and Utilities, Buyer will execute a Promissory Note to Seller for the installment component of the transaction.

c.

For value received, Seller will enter into a Non-Compete Agreement.

d.

Buyer will not assume any of the Seller’s ongoing financial responsibilities unless otherwise agreed.

f.

If any liens or encumbrances are found to be attached to the assets of the purchased assets, the value shall be deducted from the Purchase Consideration.

VI.

Covenants

a.

Each party shall be responsible for their own legal and transactional expenses.

b.

Any debts incurred by the Company that are attached to assets must be disclosed and a portion of payments may be made directly to satisfy the outstanding debt.

VII.

Employment/Non-Compete Contracts

a.

Included in the Purchase Price, Steve Haynes shall provide his services for a reasonable transition period, up to a maximum of ninety (90) days.  From that point forward, up to one year, Owners agree to be available to Sitestar management on an as-needed basis.  In consideration, Sitestar will provide a T1 link to Sitestar’s Internet backbone to Owners’ home for a period of 12 months from the effective date of this Agreement, and will continue to provide the service at cost for an additional 24 months.

b.

Sitestar will require Owners to enter into a Non-Compete Contract pertaining to Internet access and computer services within the state of Virginia and bordering states for a period of 48 months. The terms and conditions of this agreement will be addressed during the due diligence period.

VIII.

Conduct of Business

From the date of your acceptance hereof, through the closing date, the Seller shall conduct its business only in the ordinary course and consistent with relationships and goodwill existing on the date hereof and promptly notify Buyer of any emergency or other change in the ordinary course of the Seller’s business.

XI.

Confidentiality

The Purchase Price and all discussions pertaining to this agreement or this Transaction will be held by the parties in strict confidence and will not be disclosed to anyone other than the agents or representatives and financing sources of the parties who need to know such information in connection with the Transaction completed hereby.

X.

Intermediaries

a.

Buyer and the Company agree that no intermediaries have represented either party in the proposed Transaction.

AGREED AND ACCEPTED:

ExisNet, Inc.

By: Frank Erhartic

Richard Stephen Haynes

President/Owner

Chairman & CEO

Catherine Geer Haynes

Co-Owner

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